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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Delano Technology Corporation


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-57820 on Form F-3 of Delano Technology Corporation of our report dated April 14, 2000 relating to the consolidated balance sheets of Delano Technology Corporation as of March 31, 1999 and 2000 and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for the period from May 7, 1998 (date of inception) to March 31, 1999 and the year ended March 31, 2000 and the related schedule, which report appears in the March 31, 2000 annual report on Form 10-K of Delano Technology Corporation.

We consent to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP

Toronto, Canada
April 25, 2001